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                                                                    Exhibit 99.1


                               [WISER LOGO]

               8115 Preston Road, Suite 400, Dallas, Texas 75225
                    Phone:  214/265-0080  Fax:  214/891-9645

                                                                    Page 1 of 2.
                                  NEWS RELEASE

For Immediate Release: May 31, 2000
For Further Information:
                                                                Lawrence J. Finn
                                                        Telephone:  214/265-0080
                                                     E-mail:  lfinn@wiseroil.com

                    THE WISER OIL COMPANY ANNOUNCES CLOSING
                            OF PREFERRED STOCK SALE

Dallas, Texas, May 31, 2000 -- The Wiser Oil Company (NYSE: WZR) announced today that on May 25, 2000, the Company closed the sale of 600,000 shares of 7% cumulative convertible preferred stock to an investor group led by Wiser Investment Company, LLC ("WIC") for $15 million. The sale was previously approved by a vote of the shareholders on May 16, 2000. The preferred stock is convertible into 3,529,412 shares of Wiser common stock at a conversion price of $4.25. In addition, the Company issued to WIC 445,030 warrants to purchase 445,030 shares of Wiser common stock at $4.25 per share. The warrants are not exercisable for two years and will expire seven years after closing. Wiser currently has 8,951,935 common shares outstanding.

As provided for in the purchase agreement, WIC has the option, until November 25, 2000, to purchase up to an additional 400,000 preferred shares for $10 million. If WIC fully exercises its option to purchase the additional 400,000 preferred shares, upon conversion of the preferred shares WIC would be entitled to receive a total of 5,882,353 shares, or 40% of the outstanding Wiser common stock. Upon full exercise of its option, WIC would be issued an additional aggregate of 296,686 warrants, which would entitle WIC to purchase 741,716 shares of Wiser common stock representing approximately 5% of the total outstanding common stock.

At closing, Mr. George K. Hickox, Jr. was appointed Chairman of the Board and Chief Executive Officer of Wiser, replacing Andrew J. Shoup, Jr., and A. Wayne Ritter, formerly Vice President of Acquisitions and Operations, has been appointed President of the Company. Richard R. Schreiber and Scott W. Smith have been
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appointed to the Board of Directors replacing Messrs. Howard G. Hamilton and
John W. Cushing, III, who have resigned.

Mr. Hickox, age 41, is a private investor whose principal interests are in the energy industry. In the early 1980's, Mr. Hickox worked for Texas Oil & Gas Corp. and InterFirst Bank Houston N.A. Later, he was a vice president at the investment banking firm of Copeland, Wickersham & Wiley where he focused on restructuring transactions and mergers and acquisitions. Since 1991, Mr. Hickox has been a principal in Heller Hickox Dimeling Schreiber & Park, a private equity investment firm focused on the energy sector. Mr. Hickox presently serves as a director of NATCO Group, Inc., a publicly traded NYSE company, as well as an officer and director of several privately held companies. Mr. Hickox holds petroleum engineering and geology degrees from Texas A&M University and a MBA from the University of Houston.

Richard R. Schreiber, age 44, is a partner of Dimeling, Schreiber & Park, a private equity firm founded in 1982 and focused on restructuring transactions. Prior to 1982, he was an industrial real estate broker and later joined Coldwell Banker in the same capacity. He is active in the negotiating, purchasing and structuring of the acquisition financing of DS&P's investments. Mr. Schreiber presently serves as Chairman of the Board of Directors of The New Piper Aircraft, Inc. and as a director of several other privately held companies. He received a B.S. from the Wharton School at the University of Pennsylvania.

Scott W. Smith, age 42, is a principal of Sabine Energy Company, LLC. The primary activity of Sabine is pursuing investment opportunities in the energy business. From 1990 to 1996, Mr. Smith acted as land manager of Triad Energy Corporation, and from 1997 to 1998 he was Manager of Land/Marketing for O'Sullivan Oil and Gas. Prior to 1990, Mr. Smith worked in various capacities for Texas Oil & Gas Corp. and its affiliates. Mr. Smith received a B.B.A. in petroleum land management from the University of Texas.

Organized in 1905, Wiser is an independent energy company engaged in exploration, production and acquisition of crude oil and natural gas reserves primarily in the United States and Canada. Wiser operates on a philosophy of moderate risk exploration and strategic acquisitions.

Some matters set forth herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as oil and gas prices, well completions and production levels within estimated ranges. Investors are directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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